Rule 424(b)(3)
                                               File No. 333-29677

Pricing Supplement No. 0165                Dated: October 9, 1997
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): October 29, 1997
Maturity Date: October 29, 2012
Agent: Smith Barney Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):
The rate of interest on the Note will be 7.00% per annum.

Interest on the Note will be calculated on a 30/360 basis and will be payable monthly in arrears on the 29th of each month (or in the case of a 365-day year, interest otherwise payable on February 29 shall be payable on the next succeeding Business Day), commencing November 29, 1997, through and including the date of Maturity
(each, an "Interest Payment Date"); and the Regular Record Date in respect of each Interest Payment Date will be 15 days (whether or not a Business Day) immediately prior to such Interest Payment Date.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): Each Interest Payment Date, commencing October
    29, 1999.
  Redemption price(s): 100% of the principal amount of the Note. Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.